Rule 424(b)(3)
                                     		Registration Statement on
                                    			Form S-3, File No. 333-10945


           Supplement dated December 24, 1996 to Prospectus
                        dated October 4, 1996


	On September 12, 1996 the Board of Directors adopted a resolution to change the name of U.S. Alcohol Testing of America, Inc. ("USAT") to Substance Abuse Technologies, Inc. ("SAT") to better reflect the synergistic operations of USAT and its subsidiaries. The stockholders of USAT approved the name change at the Annual Meeting of Stockholders held on October 22, 1996. The name change became effective on October 28, 1996.

	On October 21, 1996, Lyle K. Pfeffer, a Selling Stockholder named in the Prospectus, transferred to certain individuals (the "Transferees") his right to purchase 145,000 of the 700,000 shares of the USAT Common Stock issuable upon the exercise of the February 26 Warrant, and the exercise price was changed from $2.4375 to $2.00 per share in consideration of an interest free loan which he made to USAT. The Selling Stockholder table on page 13 of the Prospectus is revised to reflect the change in the number of shares being offered by Lyle K. Pfeffer, the new exercise price, and to include the Transferees as Selling Stockholders as follows:

           		                     Number of Shares		               Percentage(1)
                                 --------------------             -----------------

     Name		            Before        Offered         After		     Before	   After
     ----              ------        -------         -----       ------    -----
Lyle K. Pfeffer	     555,000(28)	    555,000(28)	       0	         	1.5		     0
Jerome Finklestein	   30,000(39)	     30,000(39)	       0	         	nil		     0
Jacob Rahmaman	       40,000(39)	     40,000(39)	       0 	        	nil		     0
Arnold Palmer		       50,000(39)	     50,000(39)	       0	         	nil		     0
Craig Wertkin		       15,000(39)	     15,000(39)	       0	         	nil		     0
Yohan Naraine	        10,000(39)	     10,000(39)	       0		         nil		     0


	(28)	The shares reported in the table reflect shares issuable
upon the exercise at $2.00 per share of the February 26 Warrant issued to the Selling Stockholder for his financial public relations consulting services.

	(39)	The shares reported in the table reflect shares of the
USAT Common Stock issuable upon the exercise at $2.00 per share of a February 26 Warrant transferred by Lyle K. Pfeffer, who received the same for his financial public relations consulting services.


	On October 31, 1996 an aggregate of 1,178,356 shares issuable upon the exercise of Common Stock purchase warrants offered by certain of the Selling Stockholders listed in the table on page 19 of the Prospectus expired so that such shares are no longer being offered and the following Selling Stockholders and their corresponding shares are deleted from such table.

			Name					Number of Shares

 WG Trading Company LP			             225,000
 Guli R. Rajani				 	                  56,250
 Norman Shifrin					                  149,720
 Ruby Balter					                      56,250
 Arnold Balter, IRA Rollover		         56,250
 Lori Balter					                      14,062
 Joan Kaufman					                     28,125
 Douglas Black				  	                 126,562
 Irmgard Kaufhold				                  35,705
 Harold Edrich					                     6,060
 Jay M. Kulkin					                    14,062
 Lee Frank					 	                      70,312
 Jeffrey S. Podell				                 14,062
 Mitchell Weisner				                  28,125
 Phillip A. Witt				                   14,062
 Richard Vitello				                   14,062
 Morris B. Black				                  225,000
 Gabriel Mark Cerrone			               14,062
 Rosalia Cerrone				                   28,125

	In November 1996, the 437,500 shares issuable upon the exercise of stock options offered by the Selling Stockholders listed in the table on page 17 of the Prospectus expired so that such shares are no longer being offered and such table is deleted in its entirety.

	On December 3, 1996 the exercise price of a warrant expiring November 15, 2000 issued to Lee S. Rosen, a Selling Stockholder named in the Prospectus and also a director of SAT, to purchase 150,000 shares of the Common Stock, was changed from $4.00 to $2.00 per share in consideration of his fulfilling an obligation of SAT.

	On December 6, 1996 the exercise price of (1) the May 20 Warrant issued to Robert Stutman, a Selling Stockholder named in the Prospectus and a director, Chairman of the Board and Chief
Executive Officer of SAT, to purchase 474,750 shares of the Common
Stock and (2) the May 20 Warrant issued to Brian L. Stutman, a Selling Stockholder named in the Prospectus and also a Vice President of SAT effective December 3, 1996, to purchase 317,250 shares of the Common Stock, were changed from $3.125 to $2.125 per share in consideration for Messrs. Robert and Brian Stutman relinquishing their security interests in certain of the personal property of SAT and agreeing that their promissory notes due May 21, 1997 from SAT could not be repaid except in shares of the SAT Common Stock in order to permit SAT to obtain $5,000,000 in gross proceeds from a private placement of Convertible Notes due November 8, 1999.